Exhibit (S)

EX. FILING FEES

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Ardian Access LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid[1]	Equity	Shares of Beneficial Interest	Rule 457(o)	—	—	$1,500,000,000	$153.10 per $1,000,000	$229,650

Fees Previously Paid[2]	Equity	Shares of Beneficial Interest	Rule 457(o)	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts					$1,500,000,000		$229,650

	Total Fees Previously Paid

	Total Fee Offsets							—

	Net Fee Due							$229,650

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purposes of the registration fee.